Exhibit 99.1

eMagin Posts Record Revenues of $8.3M, an Increase of 41%
-Adjusted EBITDA was a Record $2.4M-

BELLEVUE, Wash. (BUSINESS WIRE) – August 12, 2010 - eMagin Corporation (Amex: EMAN), the leader in the development, design and manufacture of Active Matrix OLED (AMOLED) microdisplays for high resolution imaging products, issued financial results for its second quarter ending June 30, 2010.

“I am very proud of the achievements that our team has made during the second quarter, which contributed to record sales and strong earnings. We are steadily moving the business forward, especially with our military programs, and effectively using our technology to make advances that both improve the performance of our new microdisplays and result in a broader portfolio of products.

“We believe that OLED technology has inherent advantages in power consumption, contrast, and display size at any given resolution.  Our progress in developing an HD-resolution display under the U.S. military’s TATRC program that will consume less than 350 milliwatts of power, provide an outstanding contrast ratio of 100,000 to 1, and is smaller than one inch supports this belief.  The great strides we are making in increasing pixel density in the design of a display with over 7 million sub-pixels has very positive implications for our continued development of ultra-high resolution, microdisplay products,” said Andrew Sculley, President and CEO of eMagin Corp.

Mr. Sculley continued, “I believe we are laying the foundation of a strong path forward while increasing awareness about the superiority of OLED technology, as evidenced by the growth of new product sales to military customers in the United States and Europe. The recent choice by FLIR Systems to utilize eMagin’s OLED microdisplay in the electronic viewfinders for its state-of-the-art infrared cameras is an excellent example of our expansion into commercial markets. We are focused on expanding the applications for our OLED microdisplays and expect to develop additional revenue streams as we replicate our success.”

Quarterly Results

eMagin Corporation generated record revenue of $8.3 million for the second quarter of 2010, a 41% increase as compared to 2Q09 primarily due to a significant increase in product revenue and the more than doubling of contract revenue. Including the impact of a $969,000 one-time charge for employee severance, net income for the period was $912,000 or $0.03 per diluted share versus $1.3 million or $0.05 per diluted share in the same period of the prior year. Adjusting for the previously mentioned one-time charge, net income increased by 46% to $1.9 million, or $.06 per diluted share and Adjusted EBITDA1 which is a non-GAAP measure, grew 26% to a record $2.4 million.

The Company achieved a gross margin of 57% of revenue on gross profit of $4.7 million for the quarter, compared to a gross margin of 65% on gross profit of $3.8 million in the same quarter last year. The change in gross margin reflected variation of the product and revenue mix, lower yields associated with newly developed display products and production line setup changes to accommodate different products.

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1 See Table of Non-GAAP Information for reconciliation of Net Income to Adjusted EBITDA

The Company continued to invest in the development of new display products to drive future revenues, resulting in a 79% increase in R&D expenses (including those associated with revenue generating R&D contracts) to $1.6 million. Selling, general and administrative expenses increased to $3.1 million due to the impact of the previously mentioned one-time charge. Excluding this charge, SG&A increased only 12% over the prior year and exceeded the Company’s goal of maintaining SG&A percentage increases inline or below revenue percentage increases.

At the end of the second quarter, the Company had $8.4 million in cash, cash equivalents and certificates of deposit and carried no debt.

Highlights

●	eMagin completed the design phase of a $3.2 million subcontract for the U.S. Department of Defense for a specialized OLED microdisplay, with production volume to be delivered in Q3 2010.

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The Company continued shipments under the Qioptic Vipir II (thermal sight) and Sagem Defense Systems’ Felin (French infantry combat system) programs, under which a combined total of 60,000 units are expected to ship through 2014.

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FLIR Systems is using the eMagin OLED microdisplay in its P-series and GLF-series state-of-the-art infrared cameras, which can be used for predictive and preventative maintenance as well as a range of non-destructive industrial inspections.

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Good progress has been made in meeting the overall objectives of the Company’s $6 million program with TATRC, including a significant milestone with the demonstration of a full color microdisplay with under 10 micron pixels.  This is a needed step to insuring that we can deliver a 1920 x 1200 (HD resolution) display with the outstanding contrast and low power we have demonstrated on our SXGA display and yet meet the small size requirements.

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eMagin partnered with Vuzix in supplying the Sarnoff Corporation with highly advanced optical see-through helmet mounted displays for inclusion in an augmented reality training system for the U.S. Department of Defense.

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eMagin signed an agreement to build the next generation OLED deposition machine that is expected to increase OLED deposition capacity by approximately tenfold, increase yield significantly and contribute to substantially more automated manufacturing processes. The new machine, which will cost approximately $4.0 million, is expected to be completed in Spring 2011, with production beginning in the Fall of 2011.

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On May 18, 2010, eMagin commenced trading on the NYSE Amex.  The move to this exchange was accomplished as a result of initiatives taken during the last two years to improve the Company’s financial results and position the Company for growth.

●	eMagin joined the Russell Microcap Index when it was reconstituted at the end of June. Inclusion in the index is dependent upon market capitalization.

Outlook

Based on current market conditions as well as our expectations for the second half of the year due to scheduled deliveries under existing contracts, we reiterate our guidance of $28 million to $32 million in total revenue during 2010.

Quarterly Report and Conference Call

Full results will be published in the Company's 10-Q report for the second quarter ending June 30, 2010 to be filed on August 12, 2010 with the SEC. Final results will also be available via the Company’s website, www.emagin.com.

In conjunction with its second quarter 2010 financial results, eMagin will host a teleconference call and webcast for investors and analysts at 5:00 p.m. ET today, August 12, 2010. To access the call, investors should call 1-800-573-4842 and enter the passcode 49892131. A replay of the call will be available from today at 8:00 p.m. through September 12, 2010. To access the replay, investors should dial 1-888-286-8010 and enter the passcode 79262072. The call will also be available as an archived audio webcast on the "Investors" section of eMagin's website, www.emagin.com, for four weeks following the call.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The Company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. More information about eMagin is available at www.emagin.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2010 (unaudited)	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$4,904	$5,295
Short-term investments – held to maturity	2,600	100
Accounts receivable, net	5,105	4,563
Inventory	1,545	2,179
Prepaid expenses and other current assets	516	687
Total current assets	14,670	12,824
Long-term investments – held to maturity	1,000	—
Equipment, furniture and leasehold improvements, net	1,997	1,021
Intangible assets, net	41	43
Other assets	92	92
Total assets	$17,800	$13,980

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,446	$1,122
Accrued compensation	1,518	956
Other accrued expenses	905	791
Advance payments	187	211
Deferred revenue	117	238
Other current liabilities	688	891
Total current liabilities	4,861	4,209

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,679,000 at June 30, 2010) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,679 issued and outstanding as of June 30, 2010 and 5,739 as of December 31, 2009	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 19,837,762 shares as of June 30, 2010 and 16,967,244 as of December 31, 2009	20	17
Additional paid-in capital	208,037	206,664
Accumulated deficit	(195,118)	(196,910)
Total shareholders’ equity	12,939	9,771
Total liabilities and shareholders’ equity	$17,800	$13,980

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:

Product revenue	$6,404	$4,944	$10,890	$9,300
Contract revenue	1,908	908	3,349	1,696

Total revenue, net	8,312	5,852	14,239	10,996

Cost of goods sold:

Product revenue	2,640	1,565	4,485	3,822
Contract revenue	933	488	1,697	916

Total cost of goods sold	3,573	2,053	6,182	4,738

Gross profit	4,739	3,799	8,057	6,258

Operating expenses:

Research and development	643	392	1,377	754
Selling, general and administrative	3,137	1,941	4,819	3,470
Total operating expenses	3,780	2,333	6,196	4,224

Income from operations	959	1,466	1,861	2,034

Other income (expense):
Interest expense	(30)	(166)	(58)	(341)
Other income, net	1	39	8	40
Total other expense, net	(29)	(127)	(50)	(301)
Income before provision for income taxes	930	1,339	1,811	1,733
Provision for income taxes	18	—	19	—

Net income	$912	$1,339	$1,792	$1,733

Income per share, basic	$0.05	$0.08	$0.10	$0.11
Income per share, diluted	$0.03	$0.05	$0.06	$0.07

Weighted average number of shares outstanding:

Basic	19,338,241	16,186,482	18,230,129	16,024,400
Diluted	31,873,910	24,606,945	30,147,491	24,326,249

Non-GAAP Information

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income	$912	$1,339	$1,792	$1,733
Severance	969	—	969	—
Adjusted net income	1,881	1,339	2,761	1,733
Non-cash compensation	488	393	922	545
Depreciation and amortization expense	20	23	36	46
Interest expense	30	166	58	341
Income tax expense	18	—	19	—
Adjusted EBITDA	$2,437	$1,921	$3,796	$2,665

Source: eMagin Corporation

Investors: Paul Campbell, 425-284-5220, pcampbell@emagin.com

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